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                                                             EXHIBIT 10.58


                      DESCRIPTION OF CHIRON'S 1996
              EXECUTIVE OFFICER VARIABLE COMPENSATION PROGRAM

     The compensation of Chiron's executive officers (including annual variable cash compensation) is determined by the Compensation Committee of the Board of Directors. For 1996, the Compensation Committee continued the Company's approach that base salaries for executive officers generally should be targeted to the median (50th percentile) of salaries for benchmark positions in comparator companies. Variable cash compensation for executive officers overall was targeted to yield total cash compensation at the 50th percentile, but with the opportunity to receive total cash up to the 75th percentile, as shown by comparative data, based upon individual, business unit, and overall Company performance.

     In evaluating the Company's overall performance in 1996, the Committee reviewed the quantitative Measurement Standard adopted by the Board pursuant to the Governance Agreement with Novartis (successor to Ciba-Geigy, Ltd.). The Measurement Standard included: (i) relative total stockholder return measured against two indices of comparator companies, (ii) revenue and earning performance, and, (iii) measures of innovation based principally upon accomplishment of specific milestones. While the Committee found the Measurement Standard to have been satisfied for 1996, it noted that the Company's overall performance against these quantitative measures was disappointing, principally because of low relative stock price appreciation. The

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Committee also evaluated the Company's performance from a qualitative perspective and concluded that continued strategic progress by the Company, particularly in integrating and positioning each of its business units for sustainable and profitable growth and to play an important role in the markets it serves, balanced the quantitative measures discussed above, with the result that the component of executive officer compensation that depends upon overall Company performance was slightly above the target level for 1996.

     The Committee also reviewed management's quantitative assessment of the performance of each business unit in 1996 as measured by the specific "performance metrics" established for each unit. These metrics included financial targets and specific innovation milestones linking each unit's contribution to the Company's overall performance on the Measurement Standard described above.

     Chiron's 1995 Executive Officer Variable Cash Compensation Plan, a performance-based plan qualifying for certain income tax benefits under
Section 162(m) of the Internal Revenue Code, was not used in 1996.

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